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                                                                 EXHIBIT (C)(8)

                              DH TECHNOLOGY, INC.

                             EMPLOYMENT AGREEMENT

  This Agreement is entered into as of                , by and among DH
Technology, Inc. (the "Company"), Axiohm SA (the "Acquiror") and Janet Shanks (the "Employee").

  WHEREAS, the Company is proposing to enter into a negotiated business combination with the Acquiror and a subsidiary of the Acquiror which will result in the Acquiror becoming a wholly-owned subsidiary of the Company (the "Transaction"); and

  WHEREAS, the Acquiror and the Company desire to retain the Employee on a full-time basis in the capacity of [title] of the Company following the Transaction, and the Employee desires to accept such employment; and

  WHEREAS the parties desire and agree to enter into an employment relationship by means of this Agreement;

  NOW THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the parties as follows:

  1. CONDITION PRECEDENT. This Agreement shall become effective upon the closing of the Transaction (the "Effective Date") and shall supersede any prior agreement or understanding between the Employee and the Company relating to the Employee's employment by the Company. Prior to the Effective Date, this Agreement shall be of no force or effect.

  2. POSITION AND DUTIES. The Employee shall be employed, as of the Effective Date, as [title] of the Company, reporting to the Chief Executive Officer of the Company and assuming and discharging such responsibilities as are commensurate with the Employee's position. In performing her basic duties, the Employee shall work out at her current location, although the Employee acknowledges that frequent travel may be necessary in carrying out her duties hereunder. The Employee shall perform her duties faithfully and to the best of her ability and shall devote her full business time and effort to the performance of her duties hereunder; provided, however, that the foregoing shall not preclude the Employee from engaging in civic, charitable or religious activities, from devoting a reasonable amount of time to private investments, or from being employed by, rendering services to or serving on the boards of directors of other entities, so long as such activities, employment and/or service do not materially interfere or conflict with her responsibilities to the Company.

  3. EMPLOYMENT RELATIONSHIP. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

  4. COMPENSATION.

  (A) BASE SALARY. For all services to be rendered by the Employee pursuant to this Agreement, the Employee shall receive a minimum annual base salary of
$        , payable monthly in accordance with the Company's normal payroll practices, increased from time to time by the Board of the Company (the "Board") consistent with past practices.

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  (B) BONUS. Beginning with the Company's current fiscal year, and for each fiscal year thereafter during the term of this Agreement, the Employee shall
be eligible to receive a target bonus of $     based on performance of the
Company as set forth in the Company's annual operating plan established by the Chief Executive Officer of the Company and the Board (the "Target Bonus").

  (C) OPTION. Within six (6) months after the closing of the Transaction, the Company shall grant an option to the Employee for a number of shares of the Company's Common Stock to be determined by the Compensation Committee of the Company's Board (the "Shares"), at a per Share purchase price equal to the then current fair market value of a Share, pursuant to the Company's 1992 Stock Plan (the "1992 Plan") and standard form of stock option agreement. Subject to the terms of the 1992 Plan, fifty percent (50%) of the Shares shall vest on the date twenty-four (24) months after the date of grant, and an additional twenty-five percent (25%) of the Shares shall vest at the end of each year thereafter.

  (D) AUTOMOBILE ALLOWANCE. During the term of this Agreement, the Company shall provide the Employee with an automobile allowance of not less than
$    per month. The Employee agrees to have available for business use a four-
door automobile suitable for clients and customers.

  5. OTHER BENEFITS. The Employee shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that her position, tenure, salary, age, health and other qualifications make her eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

  6. EXPENSES. The Company shall reimburse the Employee for reasonable travel, entertainment or other expenses incurred by the Employee in the furtherance of or in connection with the performance of the Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

  7. TERMINATION.

  (A) INVOLUNTARY TERMINATION. If the Employee's employment with the Company terminates in an Involuntary Termination, then, subject to Section 9: (i) the Employee shall be entitled to receive a severance payment equal to one times the Employee's Current Compensation (one-half times the Employee's Current Compensation if such Termination occurs after the first anniversary of the Effective Date); and (ii) the vesting and exercisability of all outstanding stock options that were granted to the Employee by the Company prior to the Effective Date shall accelerate in full. Any severance payments to which the Employee is entitled pursuant to this Section 7(a) shall be paid to the Employee in a lump sum within fifteen (15) days of the Employee's Involuntary Termination.

  (B) DISABILITY. If the Employee's employment with the Company terminates as a result of Disability, the Company shall make available to the Employee and the Employee's spouse and dependents group health, life and other similar insurance plans substantially comparable to the group health, life and other similar insurance plans in which the Employee or such dependents participated on the date of such termination (the "Company Coverage"). The Company Coverage shall be at the Company's expense for twelve (12) months following such termination. In addition, the Employee's stock options shall vest in full as provided in clause (ii) of Section 7(a) above.

  (C) DEATH. In the event of the Employee's death, this Agreement, to the extent it has not already terminated, shall terminate on the last day of the calendar month of the Employee's death. In addition (i) the Employee's estate or beneficiaries shall be eligible for those benefits (if any) as may then be established under the Company's severance and benefits plans and policies existing at the time of the Employee's death, and (ii) the Employee's stock options shall vest in full as provided in clause (ii) of Section 7(a) above.

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  (D) OTHER TERMINATION. If the Employee's employment terminates other than in an Involuntary Termination, or upon the Employee's Death or Disability, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company's severance and benefits plans and policies existing at the time of such termination.

  8. DEFINITIONS.

  (A) CAUSE. "Cause" shall mean the occurrence of any one or more of the following: (i) the Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of final jurisdiction for any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense), which felony materially injures the Company; (ii) the Employee's misappropriation of funds or commission of a material act of fraud, whether prior or subsequent to the date hereof, upon the Company; (iii) gross negligence by the Employee in the scope of the Employee's services to the Company; (iv) a willful breach by the Employee of a material provision of this Agreement; or (v) a willful failure of the Employee to substantially perform his duties hereunder. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for Company's intention to terminate for Cause, and (ii) an opportunity for the Employee, together with his counsel, if any, to be heard before the Board.

  (B) CURRENT COMPENSATION. "Current Compensation" shall mean an amount equal to the greater of (i) the Employee's base salary and bonus earned in the fiscal year immediately preceding the current fiscal year; or (ii) the Employee's annual base salary for, and any bonus earned at any time during, the current fiscal year.

  (C) INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean (i) without the Employee's express written consent, a reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; (ii) without the Employee's express written consent, a reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee's base salary or Target Bonus (as set forth in Section 4) in effect immediately prior to such reduction; (iv) a reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than thirty-five (35) miles from his current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Acquiror or the Company to obtain the assumption of this Agreement by any successors contemplated in Section 11 below.

  9. GOLDEN PARACHUTE EXCISE TAX.

  (A) BENEFITS CAP. In the event that the benefits under this Agreement, when aggregated with any other payments or benefits received by the Employee, or to be received by the Employee, would (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, then the Employee's benefits shall be reduced to such lesser amount or degree as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code.

  (B) DETERMINATION. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's primary independent public accounting firm (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the

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Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make its determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

  10. RIGHT TO ADVICE OF COUNSEL. The Employee acknowledges that she has had the right to consult with counsel and is fully aware of her rights and obligations under this Agreement.

  11. SUCCESSORS.

  (A) COMPANY'S SUCCESSORS. Any successor to the Acquiror or the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Acquiror's or the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Acquiror or the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Acquiror" or "Company," as applicable, shall include any successor to the Acquiror's or the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

  (B) EMPLOYEE'S SUCCESSORS. Without the written consent of the Acquiror and the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  12. NOTICE CLAUSE.

  (A) MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

  (B) EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 12(a).

  13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

  14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

  15. INTEGRATION. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

  16. TAXES. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

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  IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Acquiror and the Company by their duly authorized officers, as of the day and year first above written.

                                          DH Technology, Inc.

                                          By: _________________________________

                                          Title: ______________________________

                                          AXIOHM SA

                                          By: _________________________________

                                          Title: ______________________________

                                          Employee:

                                          -------------------------------------
                                          Name

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